Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

OBALON THERAPEUTICS, INC.

Obalon Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Obalon Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 2, 2008.

B. This Seventh Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Obalon Therapeutics, Inc. has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by Andrew Rasdal, a duly authorized officer of the Corporation on April 29, 2016.

/s/ Andrew Rasdal
Andrew Rasdal
President

EXHIBIT A

ARTICLE I

The name of the corporation is Obalon Therapeutics, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of the corporation’s registered agent for service of process at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 79,460,759, consisting of 45,000,000 shares of Common Stock, $0.001 par value per share, and 34,460,759 shares of Preferred Stock, $0.001 par value per share. The Preferred Stock shall consist of 2,333,332 shares of “Series A Preferred Stock,” 4,333,332 shares of “Series B Preferred Stock,” 7,809,006 shares of “Series C Preferred Stock,” 1,418,042 shares of “Series C-1 Preferred Stock,” 8,076,436 shares of “Series D Preferred Stock” and 10,490,611 shares of “Series E Preferred Stock.”

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean $2.2593 per share for the Series A Preferred Stock, $1.50 per share for the Series B Preferred Stock, $2.1351 per share for the Series C Preferred Stock, $3.5898 per share for the Series C-1 Preferred Stock, $2.5983 per share for the Series D Preferred Stock and $2.8597 per share for the Series E Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean Obalon Therapeutics, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases at cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, and (iii) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e) “Dividend Rate” shall mean an annual rate of $0.24 per share for the Series A Preferred Stock, $0.12 per share for the Series B Preferred Stock, $0.15 per share for the Series C Preferred Stock, $0.2871 per share for the Series C-1 Preferred Stock, $0.2079 per share for the Series D Preferred Stock and $0.228776 per share for the Series E Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Junior Preferred Stock” shall mean Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and any other series of preferred stock of the Company that may from time to time be authorized by an amendment of the Corporation’s Certificate of Incorporation following the date of filing of this Seventh Amended and Restated Certificate of Incorporation.

(g) “Liquidation Preference” shall mean $3.00 per share for the Series A Preferred Stock, $1.50 per share for the Series B Preferred Stock, $2.1351 per share for the Series C Preferred Stock, $3.5898 per share for the Series C-1 Preferred Stock, $2.5983 per share for the Series D Preferred Stock and $2.8597 per share for the Series E Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i) “Original Issue Price” shall mean $3.00 per share for the Series A Preferred Stock, $1.50 per share for the Series B Preferred Stock, $2.1351 per share for the Series C Preferred Stock, $3.5898 per share for the Series C-1 Preferred Stock, $2.5983 per share for the Series D Preferred Stock and $2.8597 per share for the Series E Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j) “Preferred Stock” shall mean each series of Junior Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event provided, however, that a Recapitalization shall not include the Reverse Split.

2. Dividends.

(a) Series E Preferred Stock. In any calendar year, the holders of outstanding shares of Series E Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series E Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on the Series D Preferred Stock, Junior Preferred Stock or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Series D Preferred Stock, Junior Preferred Stock or Common Stock unless dividends on the Series E Preferred Stock have been declared in accordance with the preference stated herein and all declared dividends on the Series E Preferred Stock have been paid or set aside for payment to the Series E Preferred Stock holders. The right to receive dividends on shares of Series E Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series E Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any prior calendar year.

(b) Series D Preferred Stock. Subject to the prior payment or setting aside for payment to the holders of Series E Preferred Stock of their full amount pursuant to Section 2(a) above, in any calendar year, the holders of outstanding shares of Series D Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series D Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Junior Preferred Stock or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Junior Preferred Stock or Common Stock unless dividends on the Series D Preferred Stock have been declared in accordance with the preference stated herein and all declared dividends on the Series D Preferred Stock have been paid or set aside for payment to the Series D Preferred Stock holders. The right to receive dividends on shares of Series D Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series D Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any prior calendar year.

(c) Junior Preferred Stock. Subject to the prior payment or setting aside for payment to the holders of Series E Preferred Stock and Series D Preferred Stock of their full amount pursuant to Sections 2(a) and (b) above, in any calendar year, the holders of outstanding shares of Junior Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Junior Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Junior Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Junior Preferred Stock have been paid or set aside for payment to the Junior Preferred Stock holders. Payments of any dividends to the holders of each such series of Junior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. The right to receive dividends on shares of Junior Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any prior calendar year.

(d) Additional Dividends. The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) unless, in addition to the dividends payable pursuant to Sections 2(a), (b) and (c) above, a dividend is declared, set aside or paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock at least equal to the aggregate amount of the dividends for all shares of Common Stock into which such share of Preferred Stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

(e) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be determined in accordance with the procedures described in Section 3(f) hereof.

(f) Waiver of Dividends. Any dividend preference of the Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Preferred Stock.

3. Liquidation Rights.

(a) Series E Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, on a pro rata basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series D Preferred Stock, Junior Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series E Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series E Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series E Preferred Stock, or such lesser amount as may be approved by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series E Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series E Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of the Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Series D Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary and subject to the prior payment to the holders of Series E Preferred Stock of the full preferential amounts specified in Section 3(a) above, the holders of the Series D Preferred Stock shall be entitled to receive, on a pro rata basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Junior Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series D Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock, or such lesser amount as may be approved by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series D Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire assets of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c) Junior Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary and subject to the prior payment to the holders of Series E Preferred Stock and Series D Preferred Stock of the full preferential amounts specified in Sections 3(a) and (b) above, the holders of the Junior Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of each series of Junior Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of such series of Junior Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of such series of Junior Preferred Stock, or such lesser amount as may be approved by the holders of at least sixty-seven percent (67%) of the outstanding shares of Junior Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Junior Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(c), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of each series of the Junior Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(c).

(d) Distribution of Remaining Assets Solely to Common Stock. Subject to the prior payment to the holders of Preferred Stock of the full preferential amounts specified in Sections 3(a), (b) and (c) above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed on a pro rata basis solely among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(e) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Notwithstanding paragraphs (a), (b) and (c) above, solely for purposes of determining the amount that each holder of shares of Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation, each such holder shall be treated as if such holder had converted such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation if as a result of an actual conversion of any series of Preferred Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not converted such Preferred Stock into shares of Common Stock.

If, with respect to a specific series of Preferred Stock, the holder is treated as if such holder had converted shares of such series of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution on such series of Preferred Stock pursuant to Section 3(a), (b) or (c) that would otherwise be made to holders of such series of Preferred Stock.

(f) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition or conveyance of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition or conveyance is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of at least sixty- seven percent (67%) of the outstanding Preferred Stock.

(g) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(g), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shill be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.

(i) Upon IPO. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $4.29 (as adjusted for Recapitalizations) and provided further than the aggregate gross proceeds to the Company in such offering (before taking into account underwriter discounts or commissions) are at least Thirty Million Dollars ($30,000,000).

(ii) Upon Election of Preferred Stock. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt by the Corporation of a written request for such conversion from the holders of at least sixty-seven percent (67%) of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis, or, if later, the effective date for conversion specified in such request.

Each of the events referred to in Sections 4(b)(i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of any shares of any series of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the applicable outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of the applicable series of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the

Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Seventh Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, in each case only if and to the extent such grants are approved by the Board of Directors, including the Preferred Directors;

(2) shares of Common Stock issued or issuable as a dividend or distribution on, or upon conversion of, any series of Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) or 4(g) hereof;

(3) shares of Common Stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuance has been approved by the holders of at least sixty-seven percent (67%) of the then outstanding Preferred Stock;

(4) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including the Preferred Directors;

(5) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreement or strategic partnership approved by the Board of Directors, including the Preferred Directors; and

(6) shares of Common Stock issuable upon conversion of shares of Preferred Stock that are issued upon exercise of any warrants that are outstanding as of the filing of this Seventh Amended and Restated Certificate of Incorporation.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price of such series of Preferred Stock and also the Conversion Price of the Series C Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Seventh Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such

Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event that, at any time after the issuance by this Corporation of the first share of Series E Preferred Stock, this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of any series of Preferred Stock with a Conversion Price above the consideration per share of the Additional Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, such Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding. No adjustment in a Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) if the Corporation receives written notice waiving such adjustment from the holders of at least sixty-seven percent (67%) of the outstanding Preferred Stock; provided, however, no adjustment to the Conversion Price of the Series C Preferred Stock shall be waived unless the Corporation receives written notice waiving such adjustment from the holders of at a majority of the outstanding shares of Series C Preferred Stock, no adjustment to the Conversion Price of the Series D Preferred Stock shall be waived unless the Corporation receives written notice waiving such adjustment from the holders of at least sixty-seven percent (67%) of the outstanding shares of Series D Preferred Stock and no adjustment to the Conversion Price of the Series E Preferred Stock shall be waived unless the Corporation receives written notice waiving such adjustment from the holders of at least sixty-seven percent (67%) of the outstanding shares of Series E Preferred Stock.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in accordance with the procedures described in Section 3(g) hereof; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of Shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if the Common Stock issuable upon conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders of such series would otherwise have been entitled to receive, each holder of such series of Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of all series of Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Prices pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of

Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price therefor at the time in effect and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(f);

then, in connection with each such event, this Corporation shall send to the holders of each series of the Preferred Stock prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed. Such written notice shall be given at least fifteen (15) says prior (A) the record date for determination of the stockholders entitled to receive a Distribution pursuant to Section 4(j)(i), or (B) the effective date for any transaction described in Section 4(j)(ii) or Section 4(j)(iii).

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of at least sixty-seven percent (67%) of the Preferred Stock, voting as a single class on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of each series of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of each series of Preferred Stock and the holders of Common Stock shall vote together as a single class and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of each series of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of such series of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. The Board of Directors shall consist of seven (7) members. The holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis (each an “Additional Director”).

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of all outstanding shares of Common Stock and Preferred Stock of the Corporation, voting together as a single class on an as-converted basis.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Preferred Stock Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of not less than sixty-seven percent (67%) of the outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis, take any action which:

(a) alters or changes the rights, preferences or privileges of the Preferred Stock or any series thereof (whether by merger, reclassification, amendment of this Certificate of Incorporation or otherwise);

(b) amends, alters, waives or repeals any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger, reclassification or otherwise);

(c) increases or decreases (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of any class or series of stock;

(d) authorizes or creates (by reclassification, merger or otherwise) any new class or series of stock;

(e) authorizes a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation), or any other transaction resulting in a deemed liquidation, dissolution or winding up of the Corporation pursuant to Section 3(g) hereof;

(f) redeems, retires, purchases or otherwise acquires (or pays into or sets aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no greater than cost from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

(g) results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock or any series thereof;

(h) increases the number of shares reserved in any of the Corporation’s equity incentive plans;

(i) increases or decreases the authorized number of directors which constitute the Board of Directors of the Corporation;

(j) results in the taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code or any successor thereto; or

(k) amends this Section 6.

7. Series E Preferred Stock Protective Provision. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of not less than sixty-seven percent (67%) of the outstanding shares of the Series E Preferred Stock, voting together as a single class, take any action which (whether by merger, reclassification, amendment of the Certificate of Incorporation, or otherwise):

(a) adversely alters or changes the express rights or obligations of the Series E Preferred Stock set forth in (i) Section 2(a) (“Dividends – Series E Preferred Stock”); (ii) Section 3(a) (“Liquidation Rights – Series E Liquidation Preference”); or (iii) any other provision of this Certificate of Incorporation that expressly and exclusively references the Series E Preferred Stock;

(b) alters or changes the powers preferences, or special rights of the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely, but does not so affect the entire class of the Preferred Stock;

(c) increases the authorized number of shares of Series E Preferred Stock set forth in Article IV; or

(d) amends this Section 7.

8. Series D Preferred Stock Protective Provision. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of not less than sixty-seven percent (67%) of the outstanding shares of the Series D Preferred Stock, voting together as a single class, take any action which (whether by merger, reclassification, amendment of the Certificate of Incorporation, or otherwise):

(a) adversely alters or changes the express rights or obligations of the Series D Preferred Stock set forth in (i) Section 2(b) (“Dividends – Series D Preferred Stock”); (ii) Section 3(b) (“Liquidation Rights – Series D Liquidation Preference”); or (iii) any other provision of this Certificate of Incorporation that expressly and exclusively references the Series D Preferred Stock;

(b) alters or changes the powers preferences, or special rights of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely, but does not so affect the entire class of the Preferred Stock;

(c) increases the authorized number of shares of Series D Preferred Stock set forth in Article IV; or

(d) amends this Section 8.

9. Reissuance of Preferred Stock. In the event that any shares of any series of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

10. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated by the Board of Directors of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series C Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.